EXHIBIT 99.1

NEWS ANNOUNCEMENT	For Immediate Release

For more information contact:
Omar Choucair	Joseph N. Jaffoni
Chief Financial Officer	Stewart A. Lewack
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG SYSTEMS SEES FOURTH QUARTER REVENUES

INCREASING TO APPROXIMATELY $16.9 MILLION

– Board Authorizes $3.5 Million Share Repurchase Program –

DALLAS, Texas – November 30, 2004 – DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today announced that it expects revenues for the three months ending December 31, 2004 to be approximately $16.9 million. This anticipated revenue level represents an approximate 26% increase over the $13.4 million of revenue reported in the three months ending December 31, 2003 and an approximate 8% increase over the $15.6 million of revenue reported for three months ended September 30, 2004. DG Systems also announced that its Board of Directors has authorized the repurchase of up to $3.5 million of the Company’s common stock.

Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, commented, “Earlier this year we announced a multi-faceted strategy to upgrade our industry leading network through several important technical and service innovations which also would drive revenue growth. DG System’s plan is to build its digital distribution market share by best serving customers with the most redundant and far reaching digital network, an even stronger customer service orientation, and investments in leading edge technology to facilitate customer satisfaction.

“Over the last several quarters we have placed advanced catch servers at broadcasters, expanded our affiliate network, improved our online order entry systems and completed accretive, complementary acquisitions. The anticipated fourth quarter revenue growth reflects early benefits of these initiatives.

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DG Systems, 11/30/04	page 2

DG noted that it anticipates recording non-recurring charges during the 2004 fourth quarter related to its integration of operations acquired earlier this year and the completion of the Company’s deployment of new catch server technology.

Under the share buyback program, repurchases may be made in open market or privately negotiated transactions from time to time, subject to market conditions, applicable legal requirements, the requirements of DG Systems’ credit facility and other factors. This plan does not obligate DG Systems to acquire any particular amount of common stock and the plan may be suspended or reinstated at any time at the Company’s discretion. As of September 30, 2004, DG Systems had approximately 73.2 million shares of common stock outstanding and cash or cash equivalents of approximately $7.4 million.

Mr. Ginsburg concluded, “DG Systems is stronger and more competitive than at any point in its history, and the Board of Director’s $3.5 million share repurchase authorization underscores that confidence. We are committed to delivering cash flow, net income, and earnings per share from our business, whatever the operating environment. DG’s Board of Directors believes share repurchases at current levels represent an attractive use of our resources.”

DG Systems will host a conference call and company presentation that will be broadcast live on the Internet at 11:00 a.m. EST today, Tuesday, November 30, 2004. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or www.fulldisclosure.com. Please allow 15 minutes to register and download and install any necessary software.

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DG Systems, 11/30/04	page 3

About DG Systems, Inc.

DG Systems and the Company’s AGT-Broadcast and StarGuide divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,500 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. More information is available at www.dgsystems.com.

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.

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